REGULAR INDIVIDUAL RETIREMENT ACCOUNT DISCLOSURE STATEMENT AND
CUSTODIAL ACCOUNT AGREEMENT

FIRST OMAHA FAMILY OF FUNDS
(LOGO)


REGULAR INDIVIDUAL RETIREMENT ACCOUNT
DISCLOSURE STATEMENT

GENERAL

Your Regular Individual Retirement Account ("IRA") is a custodial account for the benefit of you or your beneficiaries. The Custodian of the IRA is named on the IRA Application.

The following information is being provided to you in accordance with the requirements of the Internal Revenue Code. Please read it, together with the Individual Retirement Custodial Account Agreement and the prospectus or other offering documents for the investments which you have chosen for investment of your IRA contributions. Because the rules with respect to IRAs are very complex, and because misunderstanding or disregarding the rules may have serious tax implications, you should consult your own tax adviser if you have questions about the information contained in this Disclosure Statement. Further information can also be obtained from any district office of the Internal Revenue Service. This Account Agreement and Disclosure Statement will be amended from time to time for changes in applicable law.

WHAT IS AN IRA?

An IRA is a trust or custodial account created or organized in the United States for the exclusive benefit of an individual and his or her beneficiaries. Under an IRA, you defer federal income taxes on the earnings on the amount you invest, and in the case of deductible contributions to an IRA, on the amount you invest (up to certain limits). State income tax treatment of IRAs varies.

WHAT TYPES OF IRAS ARE AVAILABLE THROUGH
FIRST OMAHA FUNDS?

A Regular IRA Account may be established for investment of tax-deductible or non-deductible contributions made by an employed or self-employed individual. You may also transfer funds to a Regular IRA Account from an existing IRA with another custodian or roll over distributions from an employee-sponsored qualified plan.

A Spousal IRA Account is used for investment of tax-deductible or non-deductible contributions made by a Regular IRA shareholder on behalf of a spouse whose taxable compensation is less than the other spouse's.

A Rollover IRA Account is used for deferring tax on an eligible rollover distribution from another individual retirement account, individual retirement annuity, or an employer-sponsored qualified retirement plan.

A SEP-IRA is a simplified employee pension by which an employer makes contributions to a SEP-IRA on behalf of an employee.
If these payments are structured correctly, the payments are excluded from the employee's gross income.

A SIMPLE IRA is an IRA created pursuant to a Savings Incentive Match Plan for Employees of Small Employers, also called a SIMPLE Plan. Your employer must establish the SIMPLE Plan and your SIMPLE IRA may only receive contributions made by your employer on your behalf under the terms of the employer's SIMPLE Plan and transfers or rollovers from other SIMPLE IRAs. No other contributions can be accepted.

A Roth IRA is an IRA to which, beginning in 1998, non-deductible contributions are made. If distributions from the Roth IRA are "qualified distributions," the distributions, even of earnings in the account which have never been taxed, are not includible in the recipient's income. This Disclosure Statement and Account Agreement are applicable to a Regular IRA. If you desire to establish a SIMPLE IRA or a Roth IRA, please contact the First Omaha Family of Funds, P.O. Box 419022, Kansas City, MO 64141-6022 or call 1-800-OMAHA-03 for the appropriate forms.

An Education IRA is an IRA established, beginning in 1998, for a child and to which non-deductible contributions of up to $500 annually may be contributed until the child reaches age 18. Earnings in the Education IRA accumulate free of tax. Distribu tions from the Education IRA during the year are tax-free unless they exceed the child's qualified higher education expenses during the year.

WHO IS ELIGIBLE TO SET UP A REGULAR
INDIVIDUAL RETIREMENT ACCOUNT?

All employed people under age 70 1/2 may contribute to a Regular IRA. If you have retired from a job but have earned income, you may contribute to a Regular IRA. You cannot make deductible contributions in the calendar year in which you reach 70 1/2 or in subsequent years, but you may make rollovers into a Regular IRA.

Additionally, your spouse may establish a separate IRA. You can contribute to a spousal Regular IRA for your spouse if all of the following conditions are met:
A. You must be married at the end of the tax year.
B. Your spouse must be under age 70 1/2 at the end of the tax year.
C. You must file a joint return for the tax year.
D. You must have taxable compensation for the year, and
E. Your spouse's taxable compensation for the year is less than yours.

AM I ELIGIBLE TO MAKE TAX-DEDUCTIBLE
CONTRIBUTIONS TO A REGULAR OR SPOUSAL IRA?

For 1997, the amount of the deduction you may take for contributions to a Regular IRA depends upon whether you or your spouse is an active participant in an employer retirement plan.

If you are single, you may fully deduct your contributions to a Regular IRA if you are not covered by an employer retirement plan. An employer retirement plan includes a qualified pension, profit-sharing, 401(k), stock bonus or qualified annuity plan, a plan established for its employees by the federal, state or local government, other than an eligible deferred compensation plan (Section 457 plan), a simplified employee pension plan (a "SEP"), a 403(b) arrangement maintained by a tax-exempt organization or public schools, or a SIMPLE Plan. The Form W-2 you receive from your employer at the end of the year should have a checkmark in the "Pension Plan" box if you are covered by a retirement plan.

For 1997, if you or your spouse are an active participant in such an employer retirement plan, your deductible amount is determined as follows:

A. If your adjusted gross income (AGI) is $25,000 or less ($40,000 for a married couple filing a joint return and $0 for a married person filing separately), any contribution up to the maximum amount is deductible.

B. If your AGI is $35,000 or more ($50,000 for a married couple filing a joint return and $10,000 for a married person filing separately), no IRA contribution is deductible.

C.   If your AGIis between $25,000 and $35,000 ($40,000 and $50,000 for a married couple filing a joint return and $0 to $10,000 for a married person filing separately), the deductible amount is reduced. The reduction is $0.20 for each dollar of AGI over $25,000 ($40,000 for a married couple filing a joint return and $0 for a married person filing separately). The deduction will not be reduced below $200 unless it is eliminated entirely.

The active participant status of one spouse may affect the IRA deduction limit for contributions attributable to the other spouse, unless the married couple lives apart. Married individuals who live apart for an entire year are treated as single taxpayers for the purpose of determining the deductibility of IRA contributions if: (1) separate returns are filed for such year, and (2) they do not live together at any time during such taxable year.

For 1998 and subsequent years, your deduction limit depends upon whether you are an active participant in an employer's plan. Generally speaking, if you are not an active participant but your spouse is, your deduction will not be limited due to the spouse's active participation. However, if your joint income exceeds $150,000 but is less than $160,000 and your spouse is an active participant, your deduction will be limited, and the deduction is not allowed if your joint income exceeds $160,000. For 1998 and subsequent years, if you are an active participant in an employer's retirement plan, and if your adjusted gross income
(AGI) is less than a lower limit specified in the table below, you will still have a full deduction of your IRA contribution. If your AGI is between the lower limit and the upper limit specified below, you may have a partial deduction, and if your AGI exceeds the upper limit, you will have no deduction. For 1998, the lower and upper limits are as follows, depending upon your filing status:


FILING STATUS:                     LOWER LIMIT    UPPER LIMIT
--------------------------------------------------------------
Married Filing Jointly                $50,000        $60,000
--------------------------------------------------------------
All Other Taxpayers Except            $30,000        $40,000
Married Filing Separately
--------------------------------------------------------------
Married Filing Separately             $0             $10,000
--------------------------------------------------------------

For subsequent years, the lower and upper limits are adjusted as follows:

MARRIED FILING JOINTLY
YEAR            LOWER LIMIT  UPPER LIMIT
-----------------------------------------
1999              $51,000      $61,000
-----------------------------------------
2000              $52,000      $62,000
-----------------------------------------
2001              $53,000      $63,000
-----------------------------------------
2002              $54,000      $64,000
-----------------------------------------
2003              $60,000      $70,000
-----------------------------------------
2004              $65,000      $75,000
-----------------------------------------
2005              $70,000      $80,000
-----------------------------------------
2006              $75,000      $85,000
-----------------------------------------
2007 and later    $80,000     $100,000
-----------------------------------------

OTHER TAXPAYERS EXCEPT MARRIED FILING SEPARATELY

YEAR            LOWER LIMIT  UPPER LIMIT
-----------------------------------------
1999              $31,000      $41,000
-----------------------------------------
2000              $32,000      $42,000
-----------------------------------------
2001              $33,000      $43,000
-----------------------------------------
2002              $34,000      $44,000
-----------------------------------------
2003              $40,000      $50,000
-----------------------------------------
2004              $45,000      $55,000
-----------------------------------------
2005 and later    $50,000      $60,000
-----------------------------------------

For married individuals filing a separate return, the lower limit remains zero and the upper limit remains $10,000 for all years.

IRS Publication 590, "Individual Retirement Arrangements," is available from your local Internal Revenue Service office and provides worksheets and detailed examples for calculating the amount of your deductible and non-deductible contributions. The amount of the partial deduction will never be less than $200.

WHAT IS THE MAXIMUM DEDUCTIBLE CONTRIBUTION
I CAN MAKE TO A REGULAR OR SPOUSAL IRA?

The discussion above explains whether you are eligible to make tax-deductible contributions to a Regular or Spousal IRA. If you are eligible to make only partially deductible contributions, the discussion explains how you calculate the amount of your deduction. Contributions to a Roth IRA, other than rollover or conversion contributions, reduce the maximum contribution you can make to your Regular IRA.

If you are eligible to make fully deductible contributions, up to $2,000 or 100% of your compensation, whichever is less, can be contributed as a deductible contribution to a Regular IRA. Annual compensation must be either wages, salary, or self-employed income received during the year. Income from investment sources, such as interest, dividends, or rent, generally does not qualify.

An eligible individual may also contribute and deduct up to a combined maximum of $4,000 to that individual's Regular IRA and to the Spousal IRA created on behalf of that individual's spouse. You must file a joint return for that year and create a Spousal IRA to qualify for the larger deduction. Under IRS rules, the investment can be split up in any way as long as not more than $2,000 is contributed to either account.

You need not itemize other deductions in order to deduct IRA contributions. All regular contributions must be in cash. You may not make regular contributions of property such as stock or real estate.

If you have more than one IRA, the maximum deductible limits apply to the total contributions to all of your IRAs and to the deductible voluntary contributions.

MAY I MAKE NON-DEDUCTIBLE CONTRIBUTIONS TO AN IRA?

If you aren't eligible to make deductible contributions to a Regular or Spousal IRA because of the rules previously described (you or, in 1997, your spouse is a participant in an employer retirement plan and your income exceeds a specified amount) you may still make non-deductible contributions to your Regular or Spousal IRA. Also, you may elect to treat an otherwise deductible IRA contribution as non-deductible.

If you choose to make non-deductible IRA contributions, the maximum amount that may be contributed is the same as is permitted as a deductible contribution by an individual who is not an active participant in an employer-sponsored plan. Thus, the maximum contribution is $2,000, or a combined $4,000 for an individual's and Spousal IRAs. The maximum limits for non-deductible contributions are reduced by the amount of any tax-deductible contributions you are entitled to make. Contributions to a Roth IRA, other than rollover or conversion contributions also reduce the maximum contribution you can make to your Regular IRA. None of the earnings on your contributions, even your non-deductible contributions, will be taxed until they are distributed.

If you make non-deductible contributions, you must report them on Form 8606 when you file your tax return. You must file a Form 8606 to designate non-deductible contributions, even if you do not have to file a tax return for the year. You are subject to a penalty of $50 for each failure to file Form 8606 unless you show that failure to file was due to reasonable cause. If you overstate the amount of non-deductible contributions for a year, you are subject to a penalty of $100 for each overstatement unless you show reasonable cause for the overstatement. If you are married and your spouse also chooses to make a non-deductible IRA contribution, your spouse must report the amount on a separate Form 8606.

DO MARRIED COUPLES WITH TWO INCOMES
CONTRIBUTE TO ONE OR TWO REGULAR IRAS?

Each individual must establish a separate Regular IRA account. Contributions are based on the compensation of each person, and each contribution is eligible for a separate tax deduction. The application must be completed and signed by each individual.

HOW ARE CONTRIBUTIONS MADE TO A REGULAR IRA BY A SPOUSE?

A separate Regular IRA account must be established in the name of the spouse in order to take advantage of the additional deductible contribution, and each account will have its own number. The spouse must be under age 701/2 and his or her compensation must have been less than yours.

WHEN ARE CONTRIBUTIONS DUE?
To qualify as a deductible contribution, your contribution to a Regular or Spousal Regular IRA for any year must be made no later than the date required for filing your federal income tax return for that year, without regard to any extensions. This date is generally April 15.

CAN I MOVE MONEY FROM AN EXISTING REGULAR IRA
INTO MY FIRST OMAHA FUNDS IRA?

Yes. If you have made contributions to another Regular IRA you may invest all or part of the assets of that account in your First Omaha Funds Regular IRA, except that special rollover and transfer rules apply to SIMPLE IRAs. Your investment may be made in one of the following ways:

A. ROLLOVER. You may roll over a distribution which you have received from a Regular IRA invested with one custodian or trustee for investment in another Regular IRA. The amount may be all or part of your current Regular IRA. You must complete the transaction within 60 days after receiving the distribution to avoid both income and penalty taxes. You may "roll over" the assets of an IRA only once each year.

B. TRANSFER. You may authorize one Regular IRA custodian or trustee to transfer money directly to another so that you do not receive the distribution. Complete the Transfer form and the Application and contact your existing custodian or trustee for any special requirements. Upon receipt of your Application and Transfer form, we will send the required authorization to your custodian on your behalf. The custodian or trustee will then transfer the assets directly to your First Omaha Funds Regular IRA. Unlike the "rollover" method, you can "transfer" assets as often as you would like. There is no additional tax deduction for a rollover or transfer; you simply preserve the tax deferral on the amount being transferred.

You may only roll over or transfer amounts from a SIMPLE IRA to this Regular IRA after the expiration of a 2-year period beginning on the date you first participated in your employer's SIMPLE Plan. If you attempt to roll over amounts held in a SIMPLE IRA to an IRA that is not a SIMPLE IRA before that time expires, you will not receive the favorable tax treatment accorded rollovers.

CAN I MOVE MONEY BETWEEN A ROTH IRA AND
A REGULAR IRA OR BETWEEN A REGULAR IRA AND
A ROTH IRA?

You may not roll any money from a Roth IRA into a Regular IRA. Beginning in 1998, if your adjusted gross income for 1998 does not exceed $100,000, and if you are not a married individual filing a separate return, you may convert your existing First Omaha Funds Regular IRA into a First Omaha Funds Roth IRA. You may also roll over funds from another existing IRA into a First Omaha Funds Roth IRA. If you convert your existing IRA to a Roth IRA, the amount that would have been includible in your income if you had received a distribution of your Regular IRA balance had it not been converted will be included in your gross income in the year in which the conversion occurs. However, you will not be subject to the 10% additional tax on early distributions. Moreover, if you convert your existing IRA into a Roth IRA before January 1, 1999, the amount that would be required to be included in your gross income will be included in your income ratably over the taxable four-year period beginning in 1998. If you desire to convert your existing First Omaha Funds Regular IRA to a Roth IRA, contact First Omaha Family of Funds, P.O. Box 419022, Kansas City, MO 64141-6022 or by calling 1-800-OMAHA-03. The Roth IRA forms will be provided to you.

CAN I MOVE MONEY FROM ANOTHER
RETIREMENT PLAN INTO A REGULAR IRA?

Yes. A qualified plan must provide participants and beneficiaries with the option of receiving an eligible rollover distribution by way of a direct transfer of such amounts to a Regular IRA. An eligible rollover distribution is essentially all or any portion of any otherwise taxable distribution from a qualified plan which is not part of a series of substantially equal periodic payments over a specified period of ten years or more, the life expectancy of a participant, or the joint life expectancy of a participant and the participant's designated beneficiary and which is not a minimum required distribution which must be made under the rules of the Internal Revenue Code. Accordingly, if you are about to receive an eligible rollover distribution from a qualified plan, you may direct the plan administrator to transfer the eligible rollover distribution directly to a Rollover IRA. The maximum amount that may be transferred to your Rollover IRA in a direct, tax-free transfer is that amount which would have been included in your income if you received the distribution and did not make the direct transfer. For example, any after-tax contributions you may have made to a qualified plan may not be transferred. A direct transfer of an eligible rollover distribution to your Rollover IRA will avoid the 20% mandatory withholding requirement which would apply if you physically received the distribution and subsequently deposited the amount in your Rollover IRA.

You may still roll over an eligible rollover distribution from a qualified plan even if you did not direct the plan administrator to make a direct transfer of the distribution to a Rollover IRA so long as the rollover is made within 60 days of the receipt of the distribution. The law, however, encourages direct transfers by requiring the plan administrator to withhold for income tax purposes 20% of any distribution which is not directly transferred. In other words, a participant planning to roll over a distribution will only receive 80% of the distribution and 20% is withheld for taxes if the distribution is not directly transferred. If an individual wants to roll over the entire distribution, he or she must provide the additional cash to deposit into the Rollover IRA and request a tax refund. Because both direct transfers and rollovers defer income taxes, it is generally better to take advantage of the direct transfer option, avoiding the 20% income withholding.

The spouse of a deceased employee can roll over the taxable portion of a distribution from a plan in which the deceased employee participated, and is subject to the same rules that apply if the distribution were made to the employee.

Finally, you may withdraw all or a part of the funds in your Regular IRA and roll the amount withdrawn into another Regular IRA without adverse tax consequences, provided you have not taken another distribution from that Regular IRA within the immediately preceding 12-month period and rolled it over. This limitation does not apply to rollovers between a qualified plan and an IRA, or to direct transfers between IRA trustees or custodians.

There are no rollover or transfer fees charged for your First Omaha Funds Regular IRA. You may transfer money as often as you wish. You may make a rollover once every 12 months. The rules concerning tax-free rollovers are complicated, and you should consult a tax adviser to make sure your rollover is accomplished properly.

WHERE ARE THE CONTRIBUTIONS INVESTED?

Contributions to an IRA must be placed in a special custodial or trust account and held by a bank trustee or custodian (or other person who has been approved by the Secretary of the Treasury). The purpose of this rule is to segregate these savings from other assets and to use them for retirement purposes only.

Under the First Omaha Funds Regular IRA, your contributions and the earnings on your IRA account will be invested in shares of a self-designated First Omaha Funds Regular IRA-authorized investment fund. The prospectus or other offering documents explain the investment objectives of each such fund. Since the performance of each such fund or partnership is subject to market changes, growth in value of your account cannot be projected or guaranteed.

WHAT ARE THE FEES FOR A FIRST OMAHA FUNDS
REGULAR IRA?
Currently no separate custodial fees are charged to you or your account. The Custodian reserves the right to charge an annual maintenance fee and other fees and expenses for IRA accounts, and if it imposes these charges in the future it will notify you. If you close your First Omaha Funds Regular IRA account during the year, any such fees will be deducted from the proceeds before redemption or transfer. The Custodian reserves the right to amend its custodial and other fees from time to time and the fees will be determined in accordance with the published fee schedule of the Custodian as then in effect.

The fees may be deducted on your federal tax return if you itemize your deductions and pay the fees directly during the same calendar year for which you are claiming the deduction. If you desire to deduct the fees on your return, you should pay the fee with a separate check to the Custodian.

Of course, shares of the fund in which your account is invested will be affected by management fees and other expenses of the fund or partnership. These matters are discussed in the prospectus or other offering documents which you received prior to, or with, this packet.

WHEN CAN I TAKE MONEY OUT OF MY REGULAR IRA?

Generally, distributions can be made after age 59 1/2, or upon death or disability, without penalty and in whatever amounts and on whatever schedule you wish. Before that time, you can take money out of your Regular IRA, but it may be subject to an IRS premature distribution tax of 10% of the amount distributed in addition to the ordinary income tax due.

Beginning in 1997 there are two more situations in which you can withdraw assets from your IRA before you reach age 59 1/2 without having to pay the 10% additional tax. You will not have to pay 10% tax on amounts you withdraw after 1996 that are more than:
A. The amount you paid for unreimbursed medical expenses during the year of withdrawal, minus

B.   7.5% of your adjusted gross income for the year of the withdrawal.

You can only take into account unreimbursed medical expenses that you would be able to include in figuring a deduction for medical expenses in Schedule A, Form 1040. You do not have to itemize your deductions to take advantage of this exception to the 10% additional tax.

Also beginning in 1997 you may not have to pay the 10% tax on amounts you withdraw during the year that are not more than the amount you paid during the year for medical insurance for yourself, your spouse and your dependents. You will not have to pay the tax on these amounts if all four of the following conditions apply:

A.   You lost your job.

B. You received unemployment compensation paid under any federal and state law for 12 consecutive weeks.

C. You make the withdrawals during either the year you receive the unemployment compensation or the following year.

D. You make the withdrawals no later than 60 days after you have been reemployed.

Beginning in 1998, you can take a "qualified first-time home buyer distribution" without having to pay the additional 10% tax on early withdrawals. A "qualified first-time home buyer distribution" is a distribution meeting the requirements of Section 72(t)(8) of the Internal Revenue Code, and is generally a distribution to the account owner to the extent that the distribution is used within 120 days of receipt of the distribution to pay "qualified acquisition costs" with respect to the principal residence of a first-time home buyer who is either the account owner, his or her spouse, or his or her child, grandchild or ancestor of the account owner or the account owner's spouse. There is a maximum lifetime dollar limitation on qualified first-time home buyer distributions of $10,000. Qualified acquisition costs include the costs of acquiring, constructing or reconstructing the principal residence, and any usual or reasonable settlement, financing, or other closing costs. With limited exceptions, an individual is a "first-time home buyer" if the individual (and if married, the individual's spouse) had no present ownership interest in a principal residence during the two-year period which ends on the acquisition of the principal residence. A principal residence is generally a residence which has been occupied by the taxpayer as a principal residence for at least two out of the previous five years.

Finally, beginning in 1998, you can take distributions from your IRA to pay "qualified higher education expenses" without having to pay the 10% additional tax on early withdrawals. To qualify for this higher education expenses exception, a distribution must be used to pay qualified higher education expenses for you, your spouse, your or your spouse's children, or your or your spouse's grandchildren. Qualified higher education expenses mean tuition, fees, books, supplies and equipment required for the enrollment or attendance of any of the individuals listed earlier at an eligible education institution. In addition, if the individual is at least a half-time student, room and board are qualified higher education expenses.

WHEN MUST I BEGIN TO TAKE MONEY OUT OF MY
REGULAR IRA?

You must begin to receive distributions from a Regular IRA by April 1 of the year following the one in which you reach age 70 1/2. You do not have to take the distribution in one lump sum, but you must withdraw a minimum amount each year. The distributions must be designed to distribute the full amount in the account over a period which is not greater than your life expectancy or the combined life expectancy of you and your beneficiary. If the distributions paid each year are smaller than required by the IRS, there will be an excise tax penalty equal to 50% of the difference between the amount that you should have taken and the amount you actually took; the Internal Revenue Service can waive the excise tax if the shortfall resulted from a reasonable error and steps are taken to correct it.

WHAT ABOUT DISTRIBUTIONS AFTER MY DEATH?

If you are living on your required beginning date and begin to receive distributions under the foregoing rules, but die with funds still remaining in your Regular IRA, your beneficiary must take distributions of the remaining funds at least as rapidly as under the distribution method in use on the date of your death.

If you die before required distributions to you begin under the required minimum distribution rules, distributions of your Regular IRA funds must be completed within five years after the end of the year in which your death occurs. However, if certain conditions are met, a longer payout schedule may be followed, and, if you have designated a beneficiary and distributions begin within one year after the end of the year in which your death occurs, distributions may be made over a period not exceeding the beneficiary's life or life expectancy. If you have designated your spouse as your beneficiary, the date on which distribution to your spouse must begin may be as late as December 31 of the year in which you would have reached age 70 1/2. If your spouse dies before distributions are required to begin to the spouse, then similar conditions to those described above apply to a beneficiary designated by your surviving spouse to take the spouse's interest in your Regular IRA upon the spouse's death.

The distributions described above are required by the Internal Revenue Code. If the distributions actually made during the year are smaller than those that are required, an excise tax penalty will be assessed equal to 50% of the difference between the amount that should have been distributed and the amount that was actually distributed. This penalty can be waived by the Internal Revenue Service if the shortfall resulted from a reasonable error and steps are taken to correct it.

WHAT IS THE MINIMUM AMOUNT WHICH MUST BE
DISTRIBUTED TO ME?

Article IV of the Regular Individual Retirement Account Custodial Account Agreement, the form you used to establish your First Omaha Funds Regular IRA, describes the manner in which the amount of minimum payments which must be made are calculated. Section 2 of Article IV explains that for purposes of calculating minimum annual payments, your life expectancy (and the life expectancy of your spouse, if applicable) will be recalculated annually unless you or your spouse elect not to have life expectancies recalculated. If you elect not to have life expectancies recalculated, when computing the minimum payment your life expectancy is determined by using your age in the year in which you attain age 70 1/2 minus one for each year that has elapsed since the 70 1/2 year.

You should consult with your tax adviser to determine whether to elect not to have your life expectancy recalculated. The rules for recalculating life expectancy are complicated, and if either you or your spouse dies and you are using the recalculated life expectancy method, there is a potential for a dramatic reduction in the life expectancy payment period and a corresponding increase in the required minimum distribution.

HOW DO I BEGIN RECEIVING DISTRIBUTIONS?

Contact the First Omaha Family of Funds for a distribution request form and information on withholding of taxes. The First Omaha Family of Funds may be reached at P.O. Box 419022, Kansas City, MO 64141-6022 or by calling 1-800-OMAHA-03. If you are not 59 1/2, you will have to state what you intend to do with the distribution; e.g., roll it over to another IRA.

HOW IS THE DISTRIBUTION TAXED?

In general, all distributions from a Regular IRA are fully taxable as ordinary income when received. Not includible are amounts properly rolled over, and any contribution removed on a timely basis (except the allocable income that must accompany such a distribution is subject to income taxation for the year during which the contribution was made). Furthermore, if you have made non-deductible contributions to your Regular IRA, you have a cost basis (or investment) in your Regular IRA, and non-deductible contributions are not taxed when they are returned to you. If you have made both deductible and non-deductible contributions, part of the distribution to you is treated as a tax-free return of the non-deductible contributions (a "return of basis"). You cannot designate a particular distribution as being from your non-deductible contributions, and each distribution is treated as a pro rata recovery of both non-deductible and deductible contributions. This is true even if you keep non-deductible contributions in a separate account. You are required to determine how much of a distribution is taxable to you. First Omaha Funds does not make this calculation, as only you know whether you have claimed a deduction for your Regular IRA contributions. Unless you elect, in writing, not to have taxes withheld, the IRS requires us to withhold tax on the taxable portion of Regular IRA distributions. For non-periodic distributions, unless you elect otherwise, we will withhold 10% of the non-periodic payment. For periodic payments, unless you elect otherwise, we will withhold just as though the periodic payments were wages. Distributions from a Regular IRA are not eligible for the special lump-sum tax provisions (as in employer-sponsored retirement plans). A premature distribution penalty tax may also apply.

WHAT ARE THE RESTRICTIONS ON MY REGULAR IRA?

In addition to various penalty taxes, your IRA account is subject to the following restrictions:
A. No part of your IRA assets may be invested in life insurance contracts or commingled with other property except in a common trust or investment fund.

B. Your interest in the account is nonforfeitable. It is also segregated from other assets to ensure that it is used for retirement purposes only.

C. Transactions between yourself (or your beneficiary) and the assets held in the account are not allowed. The specific prohibited transactions are described in the Internal Revenue Code and include selling or exchanging property with the account or borrowing from the account. Should a transaction of this type occur, your entire account will lose its tax-exempt status and be treated as having been distributed to you. The value of your entire account will then be included in your income for that year and, if you are not yet age 59 1/2, can be subject to the 10% penalty tax on early distribution.

D. You may not pledge or use any portion of your IRA as security for a loan. If you do, that portion will be treated as having been distributed to you and will be included in your income for that year. You may also incur a 10% penalty tax on premature distributions if you are under age 59 1/2.

E. No part of the IRA funds may be invested in collectibles, as defined in Internal Revenue Code Section 408(m) (e.g., art works, rugs, antiques, metals, gems, stamps, alcoholic beverages, certain other tangible personal property and coins, other than coins issued under the laws of any state, and certain gold and silver coins minted by the U.S. Treasury beginning October 1, 1986 and, beginning in 1998, certain platinum coins and gold, silver, platinum and palladium bullion meeting the requirements of Internal Revenue Code Section 408(m).

WHAT PENALTY TAXES MAY APPLY TO MY REGULAR IRA?
You may incur penalty taxes in connection with your account under the following circumstances:

A. Excess Contributions. If your Regular IRA contributions exceed the maximum for the year, the excess will be subject to a 6% penalty tax unless the excess (along with any earnings) is withdrawn from your account by the due date (including extensions) for that year's federal income tax return. You may not claim the withdrawn portion as a deduction for that year. If you fail to withdraw the excess contribution by the due date of your return, you will incur an additional 6% penalty tax for each year that it remains an excess. To avoid this recurring penalty tax for later years, you must either withdraw the excess from the account or absorb it by reducing your future deductible contributions by an amount corresponding to the excess. You may also have to file an amended tax return to correct the deduction or reduce your Regular IRA deduction for that year. Withdrawal of the excess after the due date of your return and before you reach age 59 1/2 will result in a 10% penalty tax on a premature withdrawal.

B. Overstating Nondeductible Contributions. If you overstate the amount of non-deductible contributions for a year, you are subject to a penalty of $100 for each overstatement unless you show reasonable cause.

C. Premature Distributions. If you receive distributions from your Regular IRA before you reach age 59 1/2, and you are not disabled, you will be subject to a 10% penalty tax in addition to the ordinary income taxes you must pay on the distribution. The 10% penalty tax will also apply to any portion or all of your account which is treated as having been distributed to you because you engaged in a prohibited transaction or pledged your account as security for a loan. Proper rollovers into another Regular IRA and proper withdrawal of excess contributions are not considered premature distributions. The penalty will also not apply if distribution begins before age 591/2 and is made in a series of substantially equal payments (not less frequently than annually) over your life expectancy or your and your designated beneficiary's joint life expectancy, and you do not attempt to alter the payment arrangement before the later of five years after payments begin or when you reach age 59 1/2, unless you die or become disabled before this time.

D. Excess Accumulations. After you reach age 70 1/2, a 50% penalty tax will be imposed on any amount which is required to be distributed to you under the minimum IRS distribution rules but which you fail to withdraw. If you have more than one Regular IRA account, the withdrawal must be based upon the aggregate balance.

E. Use of IRA to Secure a Loan. If you use all or any portion of your IRA as security for a loan, the portion so used is treated as distributed to you and must be included in taxable income in the year the IRA is so used.

WHAT FORMS DO I HAVE TO FILE WITH THE IRS FOR
MY REGULAR IRA?

Individuals are not required to file any annual reports, extra schedules or special forms to deduct regular contributions. The contribution to a Regular IRA is subtracted from gross income on Form 1040. You do not need to itemize any other deductions in order to deduct contributions to an IRA. However, if you make non-deductible contributions to a Regular or Spousal IRA, you must report those contributions on Form 8606, even if you do not have to file a tax return for that year.

Additionally, you must file Form 5329 as part of your federal income tax return for any year in which you incur a penalty tax due to excess contributions, premature distributions, or excess accumulations, and calculate the penalty tax due. There are penalties for failing to file, or late filing of, the 5329 for any year it is required. A rollover contribution must also be reported on Form 1040.

You should consult with your tax adviser for more detailed information concerning reporting requirements as they apply to your IRA. You may also obtain a copy of IRS Publication 590, "Individual Retirement Arrangements," and other information about IRAs from your local district Internal Revenue Service office.

CAN I REVOKE MY ACCOUNT?

You will be permitted to revoke your Regular IRA within seven (7) days after the date on which you are given this Regular IRA Disclosure Statement. If you have not received this Disclosure Statement at least seven (7) calendar days before your Regular IRA has been established, you have the right to revoke your Regular IRA during the seven (7) calendar days after your IRA was established. To revoke your IRA under this seven-day provision, you must request the revocation by giving written notice to First Omaha Funds. If mailed, your revocation notice will be deemed mailed on the date of the postmark (or, if sent by certified or registered mail, the date of certification or registration) if it is deposited in the mail in the United States in an envelope or other appropriate wrapper, first-class postage prepaid, properly addressed. Upon such revocation, you will be entitled to a return of the entire amount of the consideration paid to the IRA, without adjustment for sales commissions, administrative expenses or fluctuation in the market value of the IRA.

WHAT ARE GIFT TAX CONSEQUENCES OF
IRA CONTRIBUTIONS AND DISTRIBUTIONS?

For federal gift tax purposes, irrevocable beneficiary designations will not be treated as gifts. Again, you should consult your tax adviser to determine the tax consequences of an irrevocable beneficiary designation under the state gift tax laws.

HAS THE INTERNAL REVENUE SERVICE APPROVED THE FORM OF THE FIRST OMAHA FUNDS REGULAR IRA CUSTODIAL ACCOUNT AGREEMENT?

While many of the provisions of the First Omaha Funds Regular IRA Custodial Account Agreement are taken verbatim from a form provided by the Internal Revenue Service, the Internal Revenue Service has not approved the form of the agreement.

REGULAR INDIVIDUAL RETIREMENT ACCOUNT
CUSTODIAL ACCOUNT AGREEMENT

FORM 5305-A  (REV. JANUARY 1998)

The individual whose name appears on the IRA Application to which this Agreement applies (hereinafter called "Depositor") is establishing an Individual Retirement Account (under Section 408(a) of the Internal Revenue Code) to provide for his or her retirement and for the support of his or her beneficiaries after death.

The financial institution named on the IRA Application (hereinafter called "Custodian") has agreed to serve as Custodian of the Depositor's Individual Retirement Account established hereunder.

The Depositor has deposited with the Custodian the amount indicated as the initial contribution on the IRA Application. Such amount and any additions thereto and earnings thereon held by the Custodian pursuant to this Agreement may be hereafter referred to as the "custodial account," "account" or "custodial funds."

The Depositor and the Custodian make the following agreement:

ARTICLE I

1.1 The Custodian may accept additional cash contributions on behalf of the Depositor for a tax year of the Depositor. The total cash contributions are limited to $2,000 for the tax year unless the contribution is a rollover contribution described in Section 402(c), 403(a)(4), 403(b)(8), 408(d)(3), or an employer contribution to a Simplified Employee Pension Plan as described in Section 408(k).

ARTICLE II

2.1 The Depositor's interest in the balance in the custodial account is nonforfeitable.

ARTICLE III

3.1 No part of the custodial funds may be invested in life insurance contracts, nor may the assets of the custodial account be commingled with other property except in a common trust fund or common investment fund (within the meaning of Section 408(a)(5)).

3.2 No part of the custodial funds may be invested in collectibles (within the meaning of Section 408(m)) except as otherwise permitted by Section 408(m)(3) which provides an exception for certain gold, silver and platinum coins and coins issued under the laws of any state, and certain bullion.

ARTICLE IV

4.1 Notwithstanding any provision of this Agreement to the contrary, the distribution of the Depositor's interest in the custodial account shall be made in accordance with the following requirements and shall otherwise comply with Section 408(a)(6) and Proposed Regulations
     Section 1.408-8, including the incidental death benefit provisions of Proposed Regulations Section 1.401(a)(9)-2, the provisions of which are incorporated by reference.

4.2 Unless otherwise elected by the time distributions are required to begin to the Depositor under paragraph 4.3, or to the surviving spouse under paragraph 4.4, other than in the case of a life annuity, life expectancies shall be recalculated annually. Such election shall be irrevocable as to the Depositor and the surviving spouse and shall apply to all subsequent years. The life expectancy of a nonspouse beneficiary may not be recalculated.

4.3 The Depositor's entire interest in the custodial account must be, or begin to be, distributed by the Depositor's required beginning date, (April 1 following the calendar year end in which the Depositor reaches age
     70 1/2). By that date, the Depositor may elect, in a manner acceptable to the Custodian, to have the balance in the custodial account distributed in:

      (a) A single sum payment.

      (b) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the life of the Depositor.

      (c) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the joint and last survivor lives of the Depositor and his or her designated beneficiary.

      (d) Equal or substantially equal annual payments over a specified period that may not be longer than the Depositor's life expectancy.

      (e) Equal or substantially equal annual payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Depositor and his or her designated beneficiary.

4.4 If the Depositor dies before his or her entire interest is distributed to him or her, the entire remaining interest will be distributed as follows:

      (a) If the Depositor dies on or after the date distribution of his or her interest has begun, distribution must continue to be made in accordance with paragraph 4.3.

      (b) If the Depositor dies before distribution of his or her interest has begun, the entire remaining interest will, at the election of the Depositor or, if the Depositor has not so elected, at the election of the beneficiary or beneficiaries, either

               (i) Be distributed by the December 31 of the year containing the fifth anniversary of the Depositor's death, or

               (ii) Be distributed in equal or substantially equal payments over the life or life expectancy of the designated beneficiary or beneficiaries starting by December 31 of the year following the year of the Depositor's death. If, however, the beneficiary is the Depositor's surviving spouse, then this distribution is not required to begin before December 31 of the year in which the Depositor would have turned age 70 1/2.

      (c) Except where distribution in the form of an annuity meeting the requirements of Section 408(b)(3) and its related regulations has irrevocably commenced, distributions are treated as having begun on the Depositor's required beginning date, even though payments may actually have been made before that date.

      (d) If the Depositor dies before his or her entire interest has been distributed and if the beneficiary is other than the surviving spouse, no additional cash contributions or rollover contributions may be accepted in the account.

4.5 In the case of a distribution over life expectancy in equal or substantially equal annual payments, to determine the minimum annual payment for each year, divide the Depositor's entire interest in the custodial account as of the close of business on December 31 of the preceding year by the life expectancy of the Depositor (or the joint life and last survivor expectancy of the Depositor and the Depositor's designated beneficiary, or the life expectancy of the designated beneficiary, whichever applies). In the case of distributions under paragraph 4.3, determine the initial life expectancy (or joint life and last survivor expectancy) using the attained ages of the Depositor and designated beneficiary as of their birthdays in the year the Depositor reaches age 70 1/2. In the case of a distribution in accordance with paragraph 4.4(b)(ii), determine life expectancy using the attained age of the designated beneficiary as of the beneficiary's birthday in the year distributions are required to commence.

4.6 The owner of two or more individual retirement accounts may use the "alternative method" described in Notice 88-38, 1988-1 C.B. 524, to satisfy the minimum distribution requirements described above. This method permits an individual to satisfy these requirements by taking from one Individual Retirement Account the amount required to satisfy the requirement for another.

ARTICLE V

5.1 The Depositor agrees to provide the Custodian with information necessary for the Custodian to prepare any reports required under Section 408(i) and Regulations Sections
     1.408-5 and 1.408-6.

5.2 The Custodian agrees to submit reports to the Internal Revenue Service and the Depositor prescribed by the Internal Revenue Service.
ARTICLE VI

    6.1 Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through III and this sentence will be controlling. Any additional articles that are not consistent with
          Section 408(a) and the related regulations will be invalid.

ARTICLE VII

    7.1 This Agreement will be amended from time to time to comply with the provisions of the Code and related regulations. Other amendments may be made with the consent of the Depositor and Custodian.

ARTICLE VIII

The provisions of this Article shall apply to any and all Custodial Accounts established pursuant to this Agreement.

8.1 Investment Power of Custodian

     The Custodian shall invest and reinvest all contributions to the custodial account, plus any earnings in any or all of the following:

      (a) Investment shares of the Mutual Funds (regulated investment companies) which the Custodian has designated as appropriate for investments in the custodial account.

      (b) All dividends and capital gain distributions received on the shares of any Mutual Fund held in the Depositor's account shall be reinvested in shares of the same Mutual Fund which paid the distribution, and credited to the custodial account.

8.2  Fees, Expenses, Taxes and Penalties

      (a) The Depositor agrees to pay to the Custodian fees for services performed under this Agreement in an amount specified from time to time by the Custodian. Such fees may include, but are not limited to, a fee to establish the custodial account and the annual maintenance fee. The Custodian shall have the right to change such fees at any time without prior written notice to the Depositor. As soon as practicable after any change in fees, the Custodian shall make available to the Depositor a new fee schedule. All fees may be billed to the Depositor or deducted from the custodial account, at the discretion of the Custodian. The Custodian shall also be entitled to reimbursement for all reasonable and necessary costs, expenses and disbursement incurred by it in the performance of services. Such reimbursement shall be made from the account if not paid directly by the Depositor.

      (b) The Depositor shall be responsible for the payment of any income, transfer and other taxes of any kind that may be levied or assessed upon the custodial account, and all other administrative expenses reasonably incurred by the Custodian in the performance of its duties, including any fees for legal services provided to the Custodian. To the extent the Depositor fails to pay such taxes and expenses directly, the Custodian may, in its discretion, deduct them from the custodial account.

    (c) The Custodian shall not be responsible for excise or penalty taxes or interest imposed by the IRS by virtue of any premature distributions, over-contributions or excess accumulations with respect to the Depositor's account, or for the Depositor's failure to commence distributions at age 70 1/2, nor shall the Custodian be responsible for providing any tax or legal advice with respect to the account. The Custodian shall have no obligations to return any amounts withheld for federal income tax purposes from any distribution as to which the Depositor (or beneficiary, as applicable) has failed to provide a withholding election notice prior thereto.

    (d) Sales charges, if any, attributable to the acquisition of shares of a Mutual Fund as stated in its then current prospectus may be charged to the Depositor's account.

8.3  Responsibilities of Custodian

      (a) The Custodian shall maintain the custodial account, distinct from all other custodial accounts, for the exclusive benefit of the Depositor and the Depositor's beneficiaries and shall be responsible for performing only such services as are described in this Agreement.

      (b) All contributions by the Depositor to the custodial account shall be invested according to Article 8.1 hereof at the sole direction of the Depositor, and the Custodian shall not be responsible or liable for any investment decisions or recommendations with respect to the investment, reinvestment, or sale of assets in the custodial account. With regard to the Mutual Funds listed on the Application and any other Mutual Fund, the Depositor understands that the Custodian does not endorse the Mutual Funds as suitable investments for the Depositor. In addition, the Custodian will not provide investment advice to the Depositor. The Depositor assumes all responsibility for the choice of his or her investments in the custodial account. The Custodian shall not be responsible for reviewing any assets held in the custodial account and shall not be responsible for questioning any investment decision of the Depositor. The Custodian shall not be liable for any loss resulting from any action taken by the Custodian at the direction of the Depositor or any loss resulting from any failure to act because of the absence of directions from the Depositor.

      (c) The Custodian shall not be responsible for inquiring into the nature or amount of any contribution made by the Depositor, nor into the amount or timing of any distribution requested by the Depositor, or whether such contributions or distributions comply with the Code. The Depositor shall have full responsibility for any tax or investment consequences of all contributions to and distributions from the custodial account.

      (d) If the Custodian receives any investment instructions from the Depositor which, in the opinion of the Custodian, are not in good order or are unclear, or if the Custodian receives monies from the Depositor which would exceed the amount that the Depositor may contribute to the custodial account, the Custodian may hold all or a portion of the monies uninvested pending receipt of written (or in any other manner permitted by the Custodian) instructions or clarification. During any such delay the Custodian will not be liable for any loss of income or appreciation, loss of interest, or for any other loss. The Custodian may also return all or a portion of the monies to the Depositor. Again, in such situations, the Custodian will not be liable for any loss.

      (e) The Custodian will designate contributions (other than rollover contributions) as being made for any particular year as requested by the Depositor. If the Depositor does not designate a year for any contribution, the Custodian will designate the year the contribution was actually received.

      (f) The Custodian will accept transfers of a cash amount to the custodial account from another custodian or trustee of an Individual Retirement Account, Qualified Retire-ment Plan or Individual Retirement Annuity upon the Depositor's written direction. The Custodian will also transfer a cash amount in the custodial account upon the written request of the Depositor to another custodian or trustee of an Individual Retirement Account or Annuity. For such transfer, the Custodian may require a written acceptance of the successor custodian. The Depositor warrants that all transfers to and from the custodial account will be made in accordance with the rules and regulations of the Internal Revenue Service.

      (g) The Custodian is authorized to hire an agent to perform certain of its duties hereunder, which agent may be the transfer agent for the Mutual Fund shares authorized to be held hereunder.

      (h) The Depositor agrees to indemnify and hold harmless, and to defend the Custodian against any and all claims arising from and liabilities incurred by reason of any action taken by the Custodian in good faith pursuant to this Agreement.

8.4 Judicial Settlement of Accounts

     The Custodian may bring an action before a court of appropriate jurisdiction at any time to resolve any dispute or ambiguity in its accounts. If a dispute or ambiguity exists regarding who is entitled to receive funds from the custodial accounts, the Custodian may withhold such funds until the dispute or ambiguity is resolved through settlement by the parties or determination by a court of appropriate jurisdiction. The court's resolution shall be final and binding on all parties involved. All expenses incurred by the Custodian, including, without limitation, all legal and accounting fees, shall be paid for from the custodial account, if not otherwise paid by the Depositor.

8.5 Notice

    (a) All notices or requests to the Custodian to make distributions from the custodial account must conform to the requirements of the Internal Revenue Code, the redemption requirements of the applicable fund prospectus and the requirements of the Custodian and its duly appointed agent, if any. The Custodian will make distributions from the custodial account only after receiving a written request from the Depositor (or any other party entitled to receive the assets of the custodial account) in the form required by the Custodian. The Depositor (or any other party entitled to receive the assets of the custodial account) must provide to the Custodian any applications, certificates, tax waivers, signature guarantees and any other documents (including proof of any legal representative's authority) that the Custodian requires. The Custodian will not be liable for complying with a distribution request that appears to be genuine, nor will the Custodian be liable for refusing to comply with a distribution request which the Custodian is not satisfied is genuine or in proper form. This includes any losses which may occur while the Custodian waits for the distribution request to be in the proper form. The Depositor (or any other party entitled to receive the assets of the custodial account) also agrees to fully indemnify the Custodian for any losses which may result from the Custodian's failure to act upon an improperly made distribution request.

    (b) Except as otherwise permitted by the Custodian, all instructions to the Custodian under this Agreement must be in writing. The Depositor may authorize an agent to act on behalf of the Custodian, provided that such appointment and authorization is provided in writing to the Custodian in the form required by the Custodian. Any instructions by an authorized agent of the Depositor will be binding upon the Depositor. Any authorization given by the Depositor will remain in effect until the Custodian receives written notice of the Depositor's revocation of the authorization, or the death of the Depositor, whichever occurs first.

    (c) Any notice, report, payment, distribution or other material required to be delivered by the Custodian under this Agreement, shall be deemed delivered and effective three days after the date mailed by the Custodian to the Depositor at the Depositor's last address of record as provided by the Depositor to the Custodian, and the Custodian shall not be obligated to ascertain the actual address or whereabouts of the Depositor.

    (d) Any notice or instructions required to be delivered by the Depositor to the Custodian under this Agreement shall be deemed delivered when actually received by the Custodian.

    (e) Any notice required to be given to the Custodian under this Agreement shall be given to the Mutual Fund Group, the name of which appears on the front of the Agree ment, and any notice required or permitted to be given to the Depositor under this Agreement shall be given to the Depositor at the address filed with the Custodian from time to time. Notices may be delivered in person or may be sent by United States mail, first class with postage prepaid and properly addressed.

8.6 Reports, Records and Accounting

     The Custodian shall maintain such records as may be reasonably necessary for the proper administration of the account. The Custodian shall render a report to each Depositor (or his or her beneficiaries), on the status of his or her account or accounts at least annually. The report shall show contributions (deposits) received, withdrawals made, dividend credits, other credits and/or charges, and the balance at the end of the report period. The report shall also furnish the Depositor such other information as the Custodian may possess and as may be necessary for the Depositor to comply with the reporting requirements of the Internal Revenue Code and any applicable regulations. The Custodian shall have no duty to furnish information about the account to any person except as expressly provided herein or as required by law. Any accounting, when approved by the Depositor, will be binding and conclusive as to the Depositor, and the Custodian will thereby be released and discharged from any liability or accountability to the Depositor with respect to matters set forth therein. The Depositor or beneficiary shall advise the Custodian within 60 days following receipt of the Custodian's report of any corrections to his or her account. If the Depositor or beneficiary fails to advise the Custodian of any corrections within the 60-day period, the Depositor or beneficiary shall be deemed to have approved the Custodian's report. The Custodian shall have the right to have its account settled by a court of competent jurisdiction.

8.7 Records Retention

     The Custodian shall retain its records relating to the account as long as necessary for the proper administration thereof and at least for any period required by the Employee Retirement Income Security Act of 1974 or other applicable law.

8.8 Resignation or Removal of Custodian

     (a) The Custodian may resign as the Custodian hereunder without the consent of the Depositor, by providing notice of such resignation 30 days prior to the effective date of the resignation. In the event of a resignation by the Custodian, the Depositor must appoint a successor Custodian or Trustee. Upon receipt by the Custodian of a written acceptance of such appointment by the successor Custodian or Trustee, the Custodian shall transfer and pay over to such successor the assets of the custodial account. If after 30 days from notice of resignation, the Custodian has not received written acceptance of such appointment by the successor Custodian or Trustee, the Custodian shall pay or otherwise transfer to the Depositor the assets remaining in thecustodial account. The Custodian is authorized, however, to reserve such funds as it deems advisable for payment of any liabilities constituting a charge against the assets of the custodial account or against the Custodian, with any balance of such reserve remaining after payment of all such items to be paid over to the successor Custodian.

     (b) Upon the appointment and qualification of a successor Custodian or Trustee, the successor Custodian or Trustee shall assume all rights, powers, and privileges, liabilities and duties of the Custodian. Upon acceptance of appointment by the successor Custodian or Trustee, the Custodian shall assign, transfer and deliver to the successor all funds held in the custodial account. The Custodian is authorized, however, to reserve such funds as it deems advisable for payment of any liabilities constituting a charge against the assets of the custodial account or against the Custodian, with any balance of such reserve remaining after the payment of all such items to be paid over to the successor Custodian or Trustee.

8.9       Designation of Beneficiary

    (a) The Depositor has the right to designate a beneficiary(ies) of his or her account in writing on a form provided by the Custodian or in a format approved by the Custodian. The purpose of this designation is to identify the recipient(s) of the custodial account upon the Depositor's death.

    (b) The Depositor has the right to change this designation of beneficiary at any time by writing to the Custodian. A beneficiary designation when received by the Custodian shall relate back and be effective as of the date it was signed by the Depositor, but without prejudice to or liability of the Custodian, Mutual Fund or its agents, for any payout made prior to receipt by them. If the beneficiary does not survive the Depositor or if the Custodian cannot locate the beneficiary after reasonable search, any balance in the account will be paid to the Depositor's estate.

8.10 Payment in the Event of Disability

     A Depositor who becomes disabled as defined by IRC Section 72(m)(7) shall be entitled to a distribution of his or her custodial account. The Custodian may require what evidence it deems appropriate before distributing on account of such disability. This determination by the Custodian shall not constitute any warranty or assurance by the Custodian that the distribution to the Depositor is free from the penalty on premature distributions described in IRC Section 72(t).

8.11 Exclusive Benefit

     The custodial account is established for the exclusive benefit of the Depositor and his or her beneficiary(ies).

8.12 Amendment

      (a) The Custodian is authorized from time to time to amend this Agreement, in whole or in part. The Custodian shall furnish copies of any such amendments to the Depositor within 30 days of the date the amendments are effective. If this Custodial Account Agreement is being provided to a Depositor with an existing Regular IRA custodial account with the Custodian, the existing Regular IRA Custodial Account Agreement is amended and restated by this Custodial Account Agreement.

      (b) This Agreement may not be amended in any manner that will cause or permit any part of the assets of the custodial account to be divested from any person having any interest in the custodial account unless such amendment is necessary to satisfy the conditions of any law, governmental regulation or ruling or to meet the requirements of the Internal Revenue Code or any amendment thereof, in which case the Custodian is expressly authorized to make amendments that are necessary for such purposes. Such amendments may be made retroactively to the later of the effective date of this Agreement or the effective date of any future legal requirements.


8.13 Continuance of the Custodial Relationship

     The relationship created by this Agreement shall continue in effect until a full distribution of the custodial account has been made and all accounts of the Custodian have been settled.

8.14 Special Minimum Distribution Provisions

      (a) In the event the Depositor fails to choose any methods of distribution described in paragraph 4.3(a) through (e) by April 1 following the calendar year in which he or she reaches age 70 1/2, the Custodian has the right to assume that the Depositor is satisfying the minimum distribution requirements through other IRA accounts and shall continue to hold the assets of the account pending written directions from the Depositor. Any and all tax consequences related to the failure of the Depositor to timely elect a distribution option shall be the sole responsibility of the Depositor.

     (b) If any beneficiary fails to elect a distribution option on a timely basis, distributions shall commence pursuant to paragraph 4.4(b)(ii).

     (c) A surviving spouse beneficiary shall be permitted to make the election specified under paragraph 4.4(b)(i) or (ii) no later than the earlier of December 31 of the fifth year after the year of death or the year in which the Depositor would have attained age 70 1/2.

     (d) A nonspouse beneficiary shall be permitted to make the election specified under paragraph 4.4(b)(i) or (ii) no later than December 31 of the year following the year of death.

     (e) Notwithstanding any provision of this Agreement to the contrary, any surviving spouse of a Depositor who is a beneficiary shall have the right to treat the custodial account of the deceased spouse as his or her own IRA and to withdraw all, or a portion, of the account to the full extent of the beneficial interest of the surviving spouse in the custodial account.

8.15 Simplified Employee Pension Plan

     (a) The custodial account may accept contributions made through a Simplified Employee Pension Plan ("SEP") under Section 408(k).

     (b) The provisions of Section 408(k) and the surrounding regulations for proper maintenance of a SEP are the responsibility of the Depositor's employer. The Custodian shall have no liability with respect to the operation of the SEP.

     (c) The Custodian may require written documentation from the Depositor that the SEP has been properly established before accepting a SEP contribution to the custodial account.

8.16 Custodian's Limited Liability

     The Custodian shall not be liable for any action taken or omitted at the direction of the Depositor or beneficiary, or with his or her consent and approval, or for any action taken or omitted in accordance with the terms and conditions of this Agree ment, or applicable governmental regulations or law, or for any other action taken or omitted by it in good faith for any mistake in judgment, or for any loss suffered by the custodial account except those which are a result of its own gross negligence or willful misconduct.

8.17 General Provisions

     (a) Anything contained in this Agreement to the contrary notwithstanding, neither the Depositor nor any beneficiary of the Depositor shall be entitled to use the custodial account or any portion thereof, as security for a loan, nor shall the Custodian or any other person or institution engage in any prohibited transaction, within the meaning of Section 4975 of the Code, with respect to any custodial account.

     (b) Except to the extent otherwise required by law or this Agreement, none of the amounts held in a custodial account shall be subject to the claims of any creditor of the Depositor, or any beneficiary of the Depositor, nor shall the Depositor or any beneficiary have the right to anticipate, sell or pledge, option, encumber or assign any of the benefits, payments or proceeds to which he or she may be entitled under this Agreement.

     (c) If any question arises as to the meaning of any provision of this Agreement, the Custodian shall be authorized to construe or interpret any such provision, and the Custodian's construction and interpretation shall be binding upon the Depositor and any beneficiary of the Depositor.

     (d) Throughout this Agreement, the singular form includes the plural where applicable.

     (e) Any provision of this Agreement which would disqualify the custodial account as an Individual Retirement Account shall be disregarded to the extent necessary to make the custodial account qualify as an Individual Retirement Account under the Code.

     (f) The headings and articles of this Agreement are for convenience of reference only, and shall have no substantive effect on provisions of this Agreement.

     (g) This Agreement and the custodial account created hereby shall be governed by the laws of the State in which the Custodian maintains its principal place of business. All contributions to the custodial account shall be deemed to take place in said State.

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                                    (LOGO)

                                  FIRST OMAHA
                                FAMILY OF FUNDSR
                     First National Bank of Omaha - Adviser

                                P.O. Box 419022
                           Kansas City, MO 64141-6022
                                 1-800-662-4203

                                                                       FBO712299